Filed Pursuant to Rule 424(b)(5)
Registration No. 333-234035

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 10, 2019)

Common Stock

This prospectus supplement supplements the equity distribution agreement prospectus dated October 10, 2019 related to the offer and sale of shares of our common stock, $0.001 par value per share, pursuant to an equity distribution agreement, or the Equity Distribution Agreement, dated October 1, 2019, with Piper Sandler & Co. (f/k/a Piper Jaffray & Co.), in an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933. The Equity Distribution Agreement provided for the sale of shares of our common stock having an aggregate offering price of up to $100.0 million. As of the date of this prospectus supplement, we have terminated the Equity Distribution Agreement and the offer and sale of shares in at-the-market offerings under the equity distribution agreement prospectus.

As of the date of this prospectus supplement, we had sold an aggregate of 2,593,637 shares of our common stock under the Equity Distribution Agreement for aggregate gross proceeds of $65,643,141.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 6, 2021.